Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 2, 2017, with respect to the consolidated financial statements of Select Energy Services, Inc. as of and for the year ended December 31, 2016 contained in the Final Prospectus filed on June 20, 2017 as supplemented by Supplement No. 1 filed on July 14, 2017 and Supplement No. 2 filed on July 19, 2017, relating to the Registration Statement on Form S-1 (File No. 333-217557), which is incorporated by reference in this Registration on Form S-8 and Prospectus. We consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 and Prospectus.

/s/ GRANT THORNTON LLP

Dallas, Texas

November 1, 2017